Exhibit 99.1

DREAMWORKS ANIMATION ENTERS INTO NEW FIVE-YEAR

DISTRIBUTION AGREEMENT WITH TWENTIETH CENTURY FOX

Glendale, California – August 20, 2012 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced that the Company has entered into a new five-year distribution agreement with Twentieth Century Fox.

Under the terms of the agreement, Fox will assume certain marketing and distribution responsibilities in both domestic and international markets for all animated feature films produced by DreamWorks Animation for release in 2013 through 2017.

“Fox has long been an industry leader in both theatrical and home video thanks in large part to its well-integrated approach to distribution across a wide range of platforms around the globe,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “Jim Gianopulos and Tom Rothman have built a world-class distribution team and we are excited to apply their expertise, robust infrastructure and global resources so that DreamWorks Animation’s films can reach their fullest possible potential over the next five years.”

“DreamWorks Animation is a great company that makes terrific films and everyone here feels privileged and honored to have been chosen to distribute their marvelous work throughout the world,” stated Fox Filmed Entertainment CEOs and Chairmen, Jim Gianopulos and Tom Rothman. “We are particularly excited to add DreamWorks Animation’s films to the strong and growing slate of movies from our outstanding Blue Sky Studios division, which is coming off another global blockbuster with Ice Age: Continental Drift, and has EPIC and RIO 2 in advanced production. Together we will be a dominant force in animated entertainment for years to come.”

“Starting in 2013, DreamWorks Animation content will be distributed in the more traditional markets under a fee structure that is similar to our existing arrangement with our current distributor,” continued Katzenberg. “However, our new agreement with Fox presents more favorable economics overall for DreamWorks Animation because we are taking advantage of lower costs associated with the emerging digital distribution landscape and managing domestic television distribution in-house.”

Under the terms of the agreement, Fox will receive a distribution fee on worldwide theatrical and home video gross receipts as well as on international television, and on certain digital businesses, including rentals, SVOD and EST. DreamWorks Animation will retain the rights to distribute its product in the domestic television windows without paying a fee to Fox.

Conference Call Information

DreamWorks Animation will host a press conference call to discuss today’s announcement at 2:00 p.m. (PT) / 5:00 p.m. (ET) on Monday, August 20, 2012. The call will be available via live webcast at www.dreamworksanimation.com. To join the conference call by phone, please dial (800) 288-8960 in the U.S. and (612) 332-0335 internationally and identify “DreamWorks Animation Press Call” to the operator. A replay of the conference call will be available shortly after the call ends on Monday, August 20, 2012. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 257354 as the conference ID number. Both the press release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation

DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for four consecutive years. In 2012, DreamWorks Animation ranks #14 on the list. All of DreamWorks Animation’s feature films are now being produced in 3D. The Company has theatrically released a total of 24 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon. The Company’s theatrical releases for the current year are Madagascar 3: Europe’s Most Wanted on June 8, 2012 and Rise of the Guardians on November 21, 2012.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications

(818) 695-3658

shannon.olivas@dreamworks.com

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